EXECUTIVE OFFICER AMENDED AGREEMENT FOR KAREN CUMMINGS

Amendment # 1 to
UPLAND SOFTWARE, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment #1 to the Executive Employment Agreement by and between Upland Software, Inc., a Delaware corporation (the “Company”) and Karen Cummings (“Executive”) dated December 16, 2022 (“Original Agreement”), is entered into as of January 30, 2024.

RECITALS

WHEREAS, the Company and Executive desire to amend Paragraph 1(a), Paragraph 3(a), Paragraph 3(c) and Paragraph 7(b) of the Original Agreement as of the date hereof (the “Amendment Effective Date”).

AMENDMENTS

Paragraph 1(a) is hereby deleted and replaced in its entirety with the following:

    “1(a) Positions and Duties. As of the Amendment Effective Date, Executive will be employed by the Company as President and Chief Operating Officer of the Company. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” During the Employment Term, Executive will render such business and professional services in the performance of Executive’s duties as are customarily associated with Executive’s positions within the Company and Executive agrees to perform such other duties and functions as shall from time to time be reasonably assigned or delegated to Executive by the Board of Directors (the “Board”).”

Paragraph 3(a) is hereby deleted and replaced in its entirety with the following:

“3(a) Base Salary. Effective as of January 1, 2024 and thereafter during the Employment Term (subject to any increase or decrease as described below), the Company will pay Executive as compensation for Executive’s services a base salary at the annualized rate of $375,000.00 (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). During the Employment Term, Executive’s compensation shall be reviewed by the Board from time to time and at least once every 12 months. Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” under this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period..”

Paragraph 3(c) is hereby deleted and replaced in its entirety with the following:

“3(c) Equity. Executive shall be entitled to receive annual equity grants of stock as determined appropriate by a duly-appointed committee of the Company’s board of directors. Any equity awards granted to Executive at or before the Amendment Effective Date that are outstanding and unvested as of June 30, 2025 shall vest in full on June 30, 2025, subject to Executive continuing to be a Service Provider (as defined in the Company’s 2014 Equity Incentive Plan, as amended (the “Equity Plan”)) through such date. Unless otherwise specified herein, Executive’s equity awards shall continue to be governed by the terms and conditions of the Equity Plan and the applicable equity award agreement.

Paragraph 7(b) is hereby deleted and replaced in its entirety with the following:

“7(b) Termination Without Cause by the Company; Termination For Good Reason by Executive. If the Company terminates Executive’s employment without Cause or if Executive terminates Executive’s employment for Good Reason, then Executive shall be entitled to receive (i) any earned but unpaid compensation, earned but unpaid Bonus, and accrued but unpaid vacation pay and any Expense Reimbursement, (ii) severance in the form of continuation of Executive’s Base Salary in effect on the effective date of termination for a period of twelve (12) months after the date of such termination to be paid periodically in accordance with the Company’s normal payroll practices, (iii) reimbursement of any health care benefit continuation premiums for a period of twelve (12) months after the date of such termination, provided Executive timely elects continuation of coverage under COBRA or applicable state law, and (iv) any equity awards that are outstanding and unvested at the time of such termination shall become fully vested effective upon the date of such termination; provided, further, that such COBRA premium reimbursements set forth in clause (iii) shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees and Executive shall be required to notify the Company of such other employment prior to the effective date thereof. Notwithstanding the foregoing, upon Executive’s material breach of this Agreement or the Proprietary Information Agreement (as defined in Section 11), the Company shall no longer be obligated to pay any amounts set forth in clauses (ii) and (iii), and Executive shall not be entitled to receive any further monthly installments of the severance payments set forth in clauses (ii) and (iii).

Except as specified in this Amendment #1, all terms and conditions of the Original Agreement shall continue in full force and effect and otherwise remain unchanged.

IN WITNESS WHEREOF, each of the parties has executed this Amendment # 1 to the Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

“COMPANY”
Upland Software, Inc.

By:
Name:
Title:

“EXECUTIVE”

Karen Cummings